ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Titan Energy Worldwide, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation. this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Series D Preferred Stock, par value $0.0001 per share, to consist of 10,000,000 shares and to have the following terms:

[CONTINUATION ATTACHED]

3. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

4. Officer Signature **(Required)**: X

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION
OF THE RIGHTS AND PREFERENCES
OF THE
SERIES D CONVERTIBLE PREFERRED STOCK
OF
TITAN ENERGY WORLDWIDE, INC.

A Nevada Corporation

1. Dividends. Except as provided herein, the holders of outstanding shares of the Series D Preferred Stock shall be entitled to receive cash, stock or other property as dividends when, as and if declared by the Board of Directors of the Company. If the shares of Series D Preferred Stock or the common stock of the Company, par value $0.0001 per share (the "Common Stock") are to be issued as a dividend, any such shares shall be issued at Market Value. "Market Value" for the Common Stock for the purposes of this Certificate of Designation shall mean the average of the bid and asked prices for the Common Stock for the five business days preceding the declaration of a dividend by the Board of Directors. Market Value with respect to any shares of the Series D Preferred Stock shall be as determined by the Board of Directors, whose decision shall be final and binding on all parties.

2. Redemption Rights. See Section 4 "Liquidation Rights."

3. Conversion Rights. The conversion rights of holders of shares of the Series D Preferred Stock are as follows:

Optional Conversion. Holders of Preferred Stock may, at any time, convert their shares, in whole or in part, into shares of Common Stock (the "Conversion Shares") at a conversion price (the "Initial Conversion Price") equal to the lesser of (i) $1.00 per share, or (ii) after 24 months from issuance, a price per share equal to the volume weighted average closing price (the "VWAP") of the Common Stock for the twenty (20) trading days prior to a Closing, as defined below, subject to adjustment, as described below. The Company may hold a closing at any time after receiving subscriptions once the minimum offering amount in the offering of shares of the Series D Preferred Stock has been received and accepted and after other conditions to closing have been satisfied (the "Closing"). Assuming an Initial Conversion Price of $1.00, each one (1) share of Preferred Stock is convertible into 10,000 Conversion Shares. The Initial Conversion Price shall be adjusted (the "Conversion Price Adjustment" and as adjusted, the "Conversion Price") in each of the following events: (i) All stock splits, dividends, recapitalizations, reclassifications, payments made to holders of Common Stock and other similar events and (ii) on a full-ratchet basis, in the event the Company shall issue or reserve for issuance additional stock, in a financing consummated at a price below the Conversion Price other than issuances in connection with employee stock options authorized by the Board or stock issued or reserved for issuance in connection with acquisitions duly authorized by the Company.

Mandatory Conversion. Holders of Preferred Stock will be obligated to convert their Preferred Stock shares into Conversion Shares at the then-applicable Conversion Price on the date (the "Mandatory Conversion Date") that:

- There is an effective registration statement covering the resale of the Conversion Shares;
- The average closing price of the Common Stock on the applicable trading market is at least 200% of the then-applicable Conversion Price for a period of 20 consecutive trading days; and
- The average daily trading volume of the Common Stock for the same period is at least 200,000 shares.

4. Liquidation Rights. In an Event of Liquidation (as defined below) of the Company, holders of any then-unconverted shares of Series D Preferred Stock will be entitled to immediately receive accelerated redemption rights in the form of a Liquidation Preference Amount. The "Liquidation Preference Amount" shall be equal to 125% of the sum of: (i) the stated value (or $10,000) of any then-unconverted shares of Preferred Stock, and (ii) any accrued and unpaid dividends thereon. An "Event of Liquidation" shall mean any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, as well as any change of control of the Company which shall include, for the purposes hereof, sale by the Company of either (x) substantially all of its assets or (y) that portion of its assets which comprises its core business technology, products or services.

5. Seniority. The shares of the Series D Preferred Stock shall rank superior to shares of Common Stock and all other series of the Company's Preferred Stock. The rights of the shares of Common Stock and all other series of the Company's Preferred Stock shall be subject to the preferences and relative rights of the shares of the Series D Preferred Stock.

6. Restriction on Dividends. The Company shall not declare or pay a dividend or other distribution with respect to the shares of the Common Stock unless the Company simultaneously pays or distributes to each holder of shares of the Series D Preferred Stock an amount equal to the amount such holder would have received had all of such holder's shares of the Series D Preferred Stock been converted to shares of the Common Stock on the business day prior to the record date for any such dividend or distribution.

7. Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction, or mutilation of any Preferred Stock certificates representing shares of the Series D Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking or bond, in the Company's discretion, by the holder to the Company, and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock certificate(s), the Company shall execute and deliver new Series D Preferred Stock certificate(s) of like tenor and date; provided, however, that the Company shall not be obligated to convert such shares of the Series D Preferred Stock into Common Stock.

8. Voting. The holder of shares of the Series D Preferred Stock shall have the same number of votes to which such holder would have been entitled if all of such holder's shares of the Series D Preferred Stock had been converted to shares of the Common Stock on the business day prior to the record date for any such vote.